Exhibit 23.1

MOSS ADAMS LLP

C E R T I F I E D P U B L I C A C C O U N T A N T S	601 West Riverside, Suite 1800
Spokane, WA 99201-0663

Phone 509.747.2600
Toll Free 1.800.888.4065
FAX 509.624.5129
www.mossadams.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of Amendment Number Two to the Registration Statement on Form S-1 and Amendment Number Two to the Registration Statement on Form S-4, of our report dated December 8, 2006, on the consolidated statement of financial condition of Home Federal Bancorp, Inc. as of September 30, 2006, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended September 30, 2006, which appears in the Prospectus. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ Moss Adams LLP

Spokane, Washington
November 5 , 2007